Exhibit 99.1

News release

EQT ANNOUNCES EARLY RESULTS and upsizing OF ITS Debt Tender offer

PITTSBURGH – (mARCH 3, 2020) – EQT Corporation (the “Company” or “EQT”) (nyse: eqt) announced today the early results and upsizing of its previously announced tender offer (the “Tender Offer”) to purchase for cash up to an amended Maximum Tender Amount (as defined below) of its 4.875% Senior Notes due 2021 (the “Notes”). The Company has amended the Tender Offer to increase the aggregate principal amount of Notes subject to the Tender Offer (the “Maximum Tender Amount”) from $400 million to $500 million. All other terms of the Tender Offer remain unchanged.

As of 5:00 p.m., New York City time, on March 2, 2020 (the “Early Tender Deadline”), approximately $649.3 million aggregate principal amount of Notes were validly tendered and not validly withdrawn. Because the aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline exceeded the Maximum Tender Amount, the Company will accept the Notes for purchase on a pro rata basis based on the proration factor described in the Offer to Purchase dated February 12, 2020 (the “Offer to Purchase”). Withdrawal rights for the Tender Offer expired at 5:00 p.m., New York City time, on March 2, 2020. As a result, tendered Notes may no longer be withdrawn.

The following table sets forth some of the terms of the Tender Offer, including the aggregate principal amount of Notes that were validly tendered and not withdrawn as of the Early Tender Deadline, the aggregate principal amount of Notes that the Company expects to accept for purchase on the Early Settlement Date (as defined below) and the approximate proration factor:

Title of Notes	CUSIP Number	Principal Amount Outstanding	Maximum Tender Amount	Principal Amount Tendered	Principal Amount Accepted	Tender Offer Consideration (1)(2)	Early Tender Premium (1)	Total Consideration (1)(2)(3)	Approximate Proration Factor (4)
4.875% Senior Notes due 2021	26884LAB5	$750,000,000	$500,000,000	$649,292,000	$500,000,000	$990.00	$30.00	$1,020.00	77.0%

(1)        Per $1,000 principal amount of Notes accepted for purchase.

(2)        Does not include accrued and unpaid interest, which will also be paid.

(3)        Includes the Early Tender Premium.

(4)        The proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.

Payment for Notes accepted for purchase is expected to be made on March 4, 2020 (the “Early Settlement Date”). The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase.

Although the Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on March 16, 2020, because holders of Notes subject to the Tender Offer validly tendered and did not validly withdraw Notes on or before the Early Tender Deadline in an aggregate principal amount that exceeds the Maximum Tender Amount, the Company does not expect to accept for purchase any tenders of Notes after the Early Tender Deadline. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend, terminate or withdraw the Tender Offer; (iii) increase or decrease the Maximum Tender Amount; or (iv) otherwise amend the Tender Offer in any respect.

BofA Securities is acting as Dealer Manager for the Tender Offer. The Information Agent and Tender Agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (866) 470-4500 (toll-free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to BofA Securities at (888) 292-0070 (toll-free) or (980) 386-6026 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

News release

About EQT Corporation

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work.

Cautionary Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor contact:

Andrew Breese – Director, Investor Relations

412.395.2555

ABreese@eqt.com

2